Exhibit 99.1

FOR RELEASE AT 7:00 AM CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL THIRD QUARTER RESULTS

Milwaukee, Wisconsin – April 8, 2004 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 28, 2004.

Net sales for the Company’s three months ended March 28, 2004 were $49.3 million, compared to net sales of $49.9 million for the three months ended March 30, 2003. Net income for the period was $4.4 million, compared to $4.2 million in the prior year quarter. Diluted earnings per share for the period were $1.15 compared to $1.11 in the prior year quarter.

For the nine months ended March 28, 2004, net sales were $143.7 million compared to net sales of $146.5 million in the prior year period. Net income was $12.6 million compared to $12.5 million and diluted earnings per share were $3.30 compared to $3.22 in the prior year.

Sales to STRATTEC’s largest customers overall decreased in the current quarter compared to the prior year quarter levels. Sales to General Motors Corporation were $11.9 million compared to $15.0 million due to a combination of preprogrammed price decreases, discontinued models and lower levels of production on certain General Motors vehicles. Sales to Ford Motor Company were $9.3 million compared to $10.6 million due to price reductions and lower production volumes on certain models. Sales to Mitsubishi Motor Manufacturing of America, Inc. were $1.6 million compared to $2.4 million due primarily to declines in their production volumes. Sales to Delphi Corporation were flat during the current quarter at $7.6 million. However, sales to DaimlerChrysler Corporation increased significantly during the current quarter to $11.5 million compared to $8.6 million due to higher production volume and a more favorable vehicle content mix. Increased aftermarket sales substantially offset the decreased sales to the Company's largest customers.

Gross profit margins were 24.7 percent in the current quarter compared to 23.4 percent in the prior year quarter. The higher margins in the current year quarter were a result of the Company's ongoing cost reduction initiatives, a more positive sales mix, along with a favorable Mexican Peso to U.S. Dollar exchange rate. These favorable items were partially offset by higher purchased raw material costs for brass and zinc.

Operating expenses were $5.1 million in the current quarter, approximately the same level as in the prior year quarter.

During the third quarter, 33,700 STRATTEC SECURITY CORPORATION shares were repurchased under the Company’s stock repurchase program at a cost of approximately $2.1 million.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American Automotive and other Global Automotive Manufacturers.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Third Quarter Ended		None Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003

	(Unaudited)		(Unaudited)

Net Sales	$49,266	$49,926	$143,700	$146,512

Cost of Goods Sold	37,082	38,255	108,956	112,550

Gross Profit	12,184	11,671	34,744	33,962

Engineering, Selling &
Administrative Expenses	5,132	5,043	15,033	14,225

Income from Operations	7,052	6,628	19,711	19,737

Interest Income	112	91	289	274

Interest Expense	-	-	-	-

Other Income (Expense), Net	(49)	21	237	(227)

	7,115	6,740	20,237	19,784

Provision for Income Taxes	2,668	2,493	7,589	7,320

Net Income	$4,447	$4,247	$12,648	$12,464

Earnings Per Share:
Basic	$1.17	$1.13	$3.35	$3.28

Diluted	$1.15	$1.11	$3.30	$3.22

Average Basic
Shares Outstanding	3,802	3,759	3,775	3,797

Average Diluted
Shares Outstanding	3,873	3,822	3,838	3,867

Other
Capital Expenditures	$528	$1,327	$3,550	$2,700
Depreciation & Amortization	$1,883	$1,968	$5,842	$5,884

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STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 28, 2004	June 29, 2003

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$43,384	$29,902
Receivables, net	31,827	31,173
Inventories	8,868	7,884
Other current assets	10,335	12,127

Total Current Assets	94,414	81,086
Deferred Income Taxes	1,973	1,973
Investment in Joint Venture	1,363	1,141
Property, Plant and Equipment, Net	31,462	33,894

	$129,212	$118,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$15,433	$13,990
Other	14,379	15,819

Total Current Liabilities	29,812	29,809
Borrowings Under Revolving Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	15,861	19,190
Shareholders’ Equity	188,002	169,953
Less: Treasury Stock	(104,463)	(100,858)

Total Shareholders’ Equity	83,539	69,095

	$129,212	$118,094

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